Exhibit 99.2

TELULAR CORPORATION, #4492507
TELULAR CORPORATION CONFERENCE CALL
December 5, 2011, 8:30 AM ET
Chairperson: Brinlea Johnson (Mgmt.)

Operator:           Ladies and gentlemen, thank you for standing by.  Welcome to the Telular Corporation Conference Call on the 5th of December, 2011.  Throughout today’s recorded presentation, all participants will be in a listen-only mode.  After the presentation, there will be an opportunity to ask questions via the web.  If any participant has difficulty hearing the presentation, please press the star, followed by the zero on your telephone for Operator assistance.

I would now like to hand the conference over to Brinlea Johnson.  Please go ahead, madam.

Brinlea Johnson:           Good morning, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss the Company’s pending acquisition of SkyBitz.  By now, everyone should have had an opportunity to view the press release issued this morning.  If you need a copy of the press release, you can find it on the Investor Relations section of our website at www.telular.com/investor.

On the call with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.  Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of this conference call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements.  Please refer to the Company’s 10-K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

At this point, I’d like to turn the call over to Mr. Joe Beatty.

Joe Beatty:           Thanks, Brinlea, and good morning, everyone.  I’m very excited about the pending acquisition of SkyBitz that we announced this morning.  SkyBitz is the leading provider of mobile resource management solutions currently focused on the tracking of trailers and other remote enterprise assets.  Its patented global locating system, or GLS, methodology for determining an asset’s location uses satellite signals for determining location.  It is more power efficient and more secure than standard GPS techniques.  An asset being tracked will have a small battery-powered electronic tag securely attached, and that tag communicates with SkyBitz’s data center, primarily via satellite, but certain models utilize the cellular network instead.  SkyBitz uses GLS to provide real-time visibility to nearly 190,000 assets, including truck trailers, intermodal and marine containers, oilfield equipment, rental equipment, and others.  SkyBitz currently offers service only in North America but will add international coverage in early 2012.

Through SkyBitz, Telular is well positioned to address a very large market opportunity, driven by increasingly complex supply chains and the need for manufacturers and shippers to reduce operating costs and comply with increasingly complex regulatory requirements.  From an overall perspective, business and consumer adoption of everything wireless translates into vast opportunities for Telular to create wireless solutions; therefore, we’ve been very interested in broadening our offerings into vertical markets outside of security and tank monitoring.

When we acquired TankLink in fiscal 2009, we assumed control of a business with a solid technology solution and promising growth prospects, yet the revenue was small and the business was not profitable.  Through the team’s strong efforts, as well as the add-on acquisition of SmartTank customer base earlier this year, we’ve transformed TankLink into a stable contributor to Telular’s financial performance.  This has proven that we can successfully add a new vertical market to our M2M solution set via acquisition.

While acquiring smaller companies is still a good approach to entering adjacent markets, our experience with TankLink suggested that we also be willing to consider larger targets as long as they were well run and profitable.  Of course, whatever the size, it is the steadfast criterion of ours that any acquisition be an M2M service provider with a significant proportion of its revenue coming from recurring services.  We believe that SkyBitz fits perfectly with this set of criteria.

The basic characteristics of SkyBitz match those of Telular quite nicely.  Specifically, SkyBitz derives 45% of its revenue from recurring services.  Hardware and services gross margin are very similar to Telular’s and its overall profitability is strong.  Hardware ASPs and service ARPUs are between those of our Telguard and TankLink lines of business, price points we understand well in terms of proving ROI to potential customers.  Significantly, the addition of 35 million in annual revenue from SkyBitz will grow our revenue by 70% instantly, thereby allowing our public company cost to be amortized over a much larger revenue base.

There are a number of significant growth opportunities for SkyBitz and some cross-selling opportunities with the Telular customer base.  First of all, there are approximately 5.3 million trailers in the U.S. with only about 135 of those currently being tracked; therefore, increased penetration in the core market is expected to form the backbone of growth.  As I mentioned earlier, SkyBitz will add international coverage to its service set in early 2012, thereby opening up markets outside of North America which it will address via value-added resellers, a channel management skill that we also have at Telular.  Trailer tracking penetration in many non-U.S. markets is even lower than in the U.S.

Another significant growth opportunity is the government sector, which SkyBitz has only recently pursued.  We expect growth to come there as we create asset management solutions that meet very specific requirements put forth by the Department of Defense and other governmental entities.  These government solutions may lead to another growth opportunity for SkyBitz; that is to create premium fast services by using the tracking and other monitored information from an asset and providing more extensive operating reports and possibly remote control capabilities via wireless.

With regard to cross-selling, we’ve found that a portion of TankLink’s target customer base is interested in location tracking separately from our core tank-level monitoring capabilities.  SkyBitz solution is a more efficient one for those situations and we can likely cross-sell into the tank market in these scenarios.

Lastly, this acquisition is a growth story, not a cost-cutting story.  SkyBitz is very well run and we plan to allow the excellent management team, led by Dr. Homaira Akbari, to continue to operate with whatever added support it makes sense for Telular to provide.  Dr. Akbari will remain as President of SkyBitz and she has 20 years of experience, including her leadership of SkyBitz for the past four years.  We welcome her talented management team to help grow this business and continue developing related services.

Together, Telular and SkyBitz can address a much larger market opportunity and combine our technology bases of cellular and satellite to be a more effective wireless solutions provider overall.

Now, I’d like to turn the call over to Jonathan to review the financial terms of the transaction.

Jonathan Charak:           Thank you, Joe.  Good morning, everyone.  As Joe discussed, we are very excited to announce the pending acquisition of SkyBitz this morning.  I wanted to provide some additional details to you from a financial perspective.

Total consideration for the acquisition of SkyBitz will be $42 million, comprised of 35 million in cash and $7 million in newly issued shares of common stock.  As of the execution of our agreement, we expect to issue one million shares for the equity portion of the consideration based on the weighted average value of our closing price for the last 10 days, but there could be as many as 177,000 additional shares issued at close based on some limited price protection offered to the sellers as part of the agreement.

The cash portion will be financed with proceeds from a $30 million five-year bank loan, with the remainder of $5 million sourced from our cash on hand.  The loan commitment is from Silicon Valley Bank, who has been our primary bank for over five years.  The loan has a five-year term with non-linear amortization to allow us more flexibility in the first few years and floating interest rates, which would result in an initial interest rate below 4% if the loan were funded last week.

For their current fiscal year ending December 31st, 2011, SkyBitz is expecting to record approximately $35 million of revenue and $5 million of net income before non-cash items, calculated on a basis consistent with the same figure historically reported by Telular.  The company expects to have approximately 190,000 billable tracking devices as of year-end 2011, a net growth rate of 11% over the prior year.  Recurring revenue is expected to comprise 45% of the total revenue for their fiscal 2011.

We plan to provide an update to the impact that this acquisition will have on the estimated financial results for Telular in fiscal 2012 after the transaction closes, which is expected to take between 60 and 90 days pending the transfer of the communications license by the FCC; however, we do expect this acquisition to be accretive to our 2012 non-GAAP measure of net income before non-cash items, and we expect to continue to utilize net operating losses to cover the combined taxable income, which further maximizes the impact of the new cash flow.

Very importantly, I would like to make it clear that Telular expects to continue its regular quarterly dividend program.  We strongly believe that the combined operating cash flow of Telular and SkyBitz can support the current dividend payment as well as our new loan and still be able to build cash over time.

Now I’ll turn the call back to Joe for a quick closing summary and then, more importantly, open the call to take your questions.

Joe Beatty:           Thanks, Jonathan.  I’m really excited to announce this pending acquisition as it marks a new chapter in Telular’s growth story.  We’ve been waiting to seize the right opportunity and I believe this is a truly seamless match.  We continue to execute on our goal of consistently growing our recurring revenue base and expanding our line of M2M businesses while maintaining profitability and rewarding shareholders with a dividend.

Looking ahead, after closing this transaction and ensuring a smooth assimilation of SkyBitz into Telular, we will remain open to adding scale and other new M2M service lines which can contribute high margin recurring revenue streams which are in line with our talent for using communications networks to enable the remote monitoring of people and machines.  We anticipate there will be a tidal wave of M2M applications implemented over the next decade and our core competencies are perfectly on point to capitalize on the opportunity.  By combining both our technology and experience, we believe we can replicate our solutions into multiple markets.

Going forward, we remain committed to generating growth, sustained profitability, and as you know, maximizing shareholder value.  And with that, I’d like to turn it over to the Operator to coordinate any questions you might have.

Operator:           Thank you, sir.  If any participant would like to submit a question via the web, simply type your question in the box provided and click the submit button.  Your questions will be polled in the order they are received, and there will be a short pause whilst participants register for a question.

Thank you.  Our first question comes from Chris McCampbell from Stifel Nicolaus.  Please go ahead.

Chris McCampbell:           Stifel Nicolaus.  Thanks, guys.  I had a bad cell and so you may have covered this.  I just wanted to ask if this would have any impact on the current dividend.

Joe Beatty:           No, we’re committed to the dividend and it will have no impact.  The forecasts we have internally for the combined businesses will more than sufficiently cover the dividend and the financing we’ve got planned.  So the dividend’s fine.

Chris McCampbell:           Okay, thanks a lot.  I appreciate it.

Joe Beatty:           No problem.

Operator:           As a reminder, if you would like to ask a question, please press the star, followed by the one on your telephone.  To cancel, please press the star, followed by the two.  To submit a question via the web, simply type your question in the box provided and click the submit button.

The next question comes from Aaron Edelheit from Sabre Value.  Please go ahead.

Aaron Edelheit:           Yes, I wanted to ask if you could try and give us a few more metrics of the growth of SkyBitz in terms of its income growth or its trajectory.  And, I was also wondering if you could go into just a little more detail on the cross-selling synergies or how you may be able to use their network or your network in relation to both businesses.

Joe Beatty:           Hey, Aaron.  Generally speaking, I think we’ll have more to say when we close the transaction in 60 to 90 days.  We’ll update the Telular guidance for 2012 and probably talk more about drivers for SkyBitz.  But I think what we said in the prepared remarks already on growth is probably most of what we can say today, and that is they grew 11%.  I think the market for trailers in the U.S. is probably an 8 to 10% grower, so they’re doing better than market.  And I think the story here is just the vast expansion of geography that’s about to happen as the network coverage goes global from, primarily U.S., or at least North America.  I’ll offer to you that one of the markets is Latin America, and Telular has got a strong history there, and so I think that’s one of the geographies in which we’ll see good cross-selling opportunities.

I’ll tell you the sales force is already this morning on the news; they’re excited about selling each other’s product.  So, we’ll have more to say.  We have a good penetration in petroleum products for tank-level monitoring, but in terms of field operations for oil and gas, SkyBitz is a great match because it’s satellite transmission versus cellular, and a lot of these fields, call them frac tank fields, are out in the middle of nowhere.  So that’s a good market and one with a lot of potential growth for SkyBitz.  Also, the chemical space where we do tank telemetry, they also do location services.

So, those are some things I’ll offer you in terms of generalities, but certainly, I think the growth story is led by more geography, and then with SkyBitz more than just location of assets but also getting into conditions surrounding those assets: is a trailer door open, was there an acceleration or deceleration that happened on the vehicle driving the trailer or the other assets?  Those conditional changes, the more information we can monitor, we can take that data and really give customers much more information about the condition of their assets.

Those are some qualitative remarks, and again, in 60 to 90 days when we close the transaction, we’ll have another release and probably more information on metrics.

Aaron Edelheit:           Gotcha.  Would you be able to share right now any historical information from SkyBitz, for example if they are on track to do 5 million of net income in 2011, what they did in 2010, 2009, or are you not ready to share that?

Joe Beatty:           Aaron, not specifically; but I’ll tell you what we put in the release, that 35 million of revenue and 5 million of net income before non-cash items is what they expect to do in fiscal 2011, which of course is just about done, so you can figure that that’s in the bag and we’re certainly going to grow that.  And so, we will talk more about how Telular modifies its forward guidance, but those numbers will grow from there.  And that’s a pretty good business already, 35 million and 5 million of EBITDA, but definitely growing.  And as I said, give us a little more time to talk more specifically on the next communications about it.

Aaron Edelheit:           I understand.  And specific with your bank loan, you mentioned that it would be under 4% as of—if it was executed today.  How often can the interest rate change, and could you talk just a little bit more on how the bank loan is structured?

Joe Beatty:           Sure.  I’ll take the beginning of that.  Jonathan, feel free to jump in at the end if you want to amplify.  But, it’s a floating rate loan, Aaron, so we pick the rate and we just said, if we did it last week, it would be under 4%, which is obviously very, very attractive.  The native loan terms are floating, but we do have the option to swap it to fixed and that’s something we’ll consider as we get closer to the close date.  Given where interest rates are, it’s hard to imagine they’d get much lower; even if they did, that we would be dissatisfied that we missed any kind of a drop because that’s a pretty attractive rate.  But that’s the basic nature of the loan.

Jonathan, anything you want to add?

Jonathan Charak:           No, that’s what I was going to say.  It’s a floating rate and we do have the opportunity to enter into a swap to fix that rate.  It is not a straight line amortization; 10% amortization the first year and 15% in the second year of the principal, so again, it gives us a little more flexibility on the first few years in terms of cash flow and being able to very easily service that loan.

Joe Beatty:           Great.  Anything else, Aaron?

Aaron Edelheit:           No.  I just wanted to thank you.  From the tender to your dividend to now this acquisition and with minimum dilution, you think bank debt at these great interest rates, just as a shareholder, thank you very much.  You continue to keep us in mind and do a great job.

Joe Beatty:           Well, thanks, Aaron.  We appreciate the support.

Operator:           The next question comes from Russ Silvestri of Skiritai Capital.  Please go ahead.

Russ Silvestri:           Good morning, Joe, Jonathan.

Joe Beatty:           Hey, Russ.

Jonathan Charak:           Good morning.

Joe Beatty:           How are you?

Russ Silvestri:           Fine, thanks.  Three questions.  One, the contracts for their assets, or the 190,000 assets that they track, is it month-to-month, year-to-year?  How are those contracts, and is there any one large customer that makes up a large portion of those assets?

Joe Beatty:           The contracts are three to five years typically, Russ.

Russ Silvestri:           Mm-hmm.

Joe Beatty:           And in terms of customer concentration, I think the top five are about 20%.  But there is no major concentration of any customer in the mix, and, say the largest are about—the largest customer is about 3% of business, Russ.

Russ Silvestri:           Okay.  Next question was what makes you confident that you’ll be able to shelter the income under your NOLs?

Joe Beatty:           Jonathan, why don’t you answer that one?

Jonathan Charak:           Well, first of all, they have some NOLs of their own as well, and those will likely become limited on the acquisition under Section 382—

Russ Silvestri:           Right.

Jonathan Charak:           At least from a federal perspective though, their income will be consolidated with ours and we will continue to be able to use our NOLs, and we have still a significant number left.  So, at least for the near term, we’ll be able to shelter on it from a federal perspective.  The state situation’s a little bit different.  They file in about 13 states; we file in about seven or eight, so we’ll have to do some assessment from a state perspective.  But I would still say, for us going forward, we’ll first try to utilize as much as we can of their NOLs and then move into our NOLs, and together, we would—I would still say that from a Telular consolidated perspective, a 5 to 6% cash income tax rate over time.

Russ Silvestri:           Okay.  And last question is when you look at the total available market for this business that you’re in today, SkyBitz has 190,000 assets that they monitor.  How big do you think this total available market is today?

Joe Beatty:           So, Russ, as we said, if you just look at the—what’s—call it today as core business for SkyBitz, 5.3 million trailers, about 650,000 of those currently penetrated.

Russ Silvestri:           Okay.

Joe Beatty:           So that’s a pretty low penetration just of the native core business.  They are the market share leader, and call it 28 to 30% of the market, and so there’s a lot of growth just in the core business in the U.S.  If you then say, well listen, we’ve got geography for the core business around the world, that’s a big adder.  And then these other kind of secondary services or additional services of monitoring other conditions and other types of assets – rental equipment, heavy rental equipment for example, lifts, non-heavy rental equipment – there’s a lot of possibilities.  So, we feel good about the core growth, the geographical expansion and then the add-on services.

If you put it all together, it’s a pretty nice greenfield for us to grow the business in and for Homaira and her team to continue to growing, because we’re going to leave the expert management team in place, and I tell you what, they’ve got great numbers.  We’ve looked at a lot of companies and no one has numbers like this and no one has a disciplined approach to the market like they do from what we’ve seen.  So we’re very thrilled to have not only the business but the management team with us.

Russ Silvestri:           And last question.  In terms of pricing, it is priced on a trailer per month, or how do most of these contracts look?  I mean, and I guess what I’m trying to understand is, is pricing going up or has there been any pricing pressure, and how is it typically—business priced?

Joe Beatty:           Pretty similar to our other lines of business, Russ.  You know, there’s the hardware purchase, which is the ASP selling prices are right in the range between TankLink and Telular—and Telguard.  Service pricing, the same thing; and yes, pricing’s been fairly stable.  Certainly isn’t dropping—I mean, there may be a mild drift down, just like we have in other lines of business, but very, very similar characteristics to what you’re used to when you follow the Telular story.

Russ Silvestri:           Mm-hmm.  And then infrastructure relies on cellular technology?

Joe Beatty:           No, their infrastructure’s primarily satellite—

Russ Silvestri:           Okay.

Joe Beatty:           And that’s what’s kind of unique, and I love adding weapons to the arsenal.  We bought—TankLink, we had to deal with lower power design because we had battery powered devices that Telguard did not have.  Telguard has the luxury of plugging into a wall and being indoors; TankLink is outdoors, ruggedized lower power but still cellular.  You look at SkyBitz, it’s outdoor ruggedized, low power but satellite, and that really—as we said, that helps in remote areas where we, frankly, didn’t have a solution before.

Russ Silvestri:           Mm-hmm.

Joe Beatty:           Yes, they do have some cellular capability as well, but the vast majority is on satellite.

Russ Silvestri:           Great, thanks.

Joe Beatty:           All right, Russ.

Russ Silvestri:           Bye-bye.

Joe Beatty:           Bye.

Operator:           The next question comes from Jeff Kessler of Imperial Capital.  Please go ahead.

Jeff Kessler:           Thank you.  SkyBitz has had a superior battery technology out there for use on the satellite.  You’ve alluded to this in, like, the last question, but is there a way for you to incorporate this technology into the broader Telular base?

Joe Beatty:           Yes, there is.  I would say the GLS technology that SkyBitz has – Global Locating System – the way they figure out positions and what they communicate back in determining position is really efficient, and that’s where the 30-plus patents that SkyBitz has, many of them are targeted for how they compute position.  And in that methodology, it’s a very efficient way of doing it, so the unit is on air for a shorter period of time, so that uses battery power more efficiently.  I point that out because it’s not that they have a secret battery technology that no one else can get; they use the same batteries everyone else can get, but what everyone else doesn’t have is the ability to turn the unit on and off much more quickly because they just don’t need to have it on the air as long.  So, that is kind of a unique aspect of SkyBitz, a patented aspect of SkyBitz.

Some of this ability to apply the space in which we sell products at Telular today, I think I’d just call them cross-selling opportunities.  We have a TankLink customer that’s got totes, for example, which are the intermediate-sized containers.  Some of those folks just want to know where those totes are; they don’t necessarily need to know how much fluid is in them.  So this is the perfect opportunity just to take the existing SkyBitz tags and really just allow its sales team, or our sales team at TankLink to sell that service to that customer, and we do see it as an advantage, our ability to cross-sell.

Jeff Kessler:           Yes.  One other question and that is, is there any type of earn-out position for Homaira and her team?

Joe Beatty:           Yes, Homaira and her team will be incentivized just like the senior team today at Telular, with equity incentives in place.  So, yes, we’re definitely going to make sure that the management team at SkyBitz has the incentives to keep working hard and smartly as they have.

Jeff Kessler:           Okay, great.  Thank you very much.

Joe Beatty:           Pleasure.

Operator:           As a reminder, if you would like to ask a question, please press the star, followed by the one on your telephone.  To cancel this request, please press the star, followed by the two.

The next question comes from Carey Kelly from Conquest Capital.  Please go ahead.

Carey Kelly:           Hi, thanks, guys.  Good morning.

Joe Beatty:           Good morning.

Jonathan Charak:           Good morning.

Carey Kelly:           I just wanted to clarify that last earn-out question.  So, they’ll be getting stock and they’ll have equity incentives; but I didn’t hear you say there was a specific earn-out.

Joe Beatty:           There’s not an earn-out to the sellers, if that’s what you’re asking, in terms of—

Carey Kelly:           Okay.

Joe Beatty:           Yes, the price is what it is.  What I said to them is they’re taking some Telular shares, and my advice would be to hang onto them; but yes, there’s no earn-out (inaudible).

Carey Kelly:           Thanks.  Just wanted to clarify that.  Another question.  On their capital requirements, I know Telular’s historically has been relatively low.  Is SkyBitz a similar model for the capex requirement?

Joe Beatty:           It is.  It’s about the same.  You know, a lot of things look the same between these two companies and the capex story, it’s the fact that it’s a low capex business, is that as well.  The company has many talented engineers in it as a proportion of total employee base, so their salaries really represent the development cost, the majority of which is expense, and so you don’t see projects—a big bulk of the work being done is not capitalized.  It shows up on the P&L as operating expense.  But, yes, low capex model like Telular today.

Carey Kelly:           Great, thanks.  That’s all I have.

Operator:           Thank you.  We have no further questions at this time.  Please continue with any further points you wish to raise.

Joe Beatty:           All right, thanks, Diana.  No, I just want to say thanks.  It was very short notice for the call today for obvious reasons, so we appreciate those of you that made it, to listen to us and just to talk about this with us.  I’m very excited.  We’ve been selective and disciplined at Telular, and we’re going to continue to be that way.  This is a relatively large transaction, but it’s one that I think is a perfect fit.  And as you can see, we want this great management team to stay with us, and—so this is definitely a growth story.  We’re excited about it.  We appreciate your time.  If you have additional questions, feel free to call us.  We’ll be happy to speak with you further.

But until then, thanks very much for the time today.

Operator:           Thank you.  Ladies and gentlemen, this concludes the Telular conference call.  Thank you for participating.  You may now disconnect.

END